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                                                                   EXHIBIT 10.35

June 24, 1998



Ms. Joanne Leonard
7 Dogwood Court
West Paterson, NJ 07424

Dear Joanne:

     This letter agreement (the "Letter Agreement") and the release attached as Exhibit A hereto (the "Release") are provided to you in connection with your decision to resign your employment by V.I. Technologies, Inc. ("VITEX").

     You will receive the following benefits from VITEX upon the effective date of your resignation in view of your contributions to VITEX including the completion of the successful initial public offering by VITEX:

     1. As you requested, your employment with VITEX and your position as an officer and employee of VITEX will end on June 30, 1998.

     2. VITEX will make a one-time payment to you equal to $143,000 on the date the Release becomes effective (i.e. it can no longer be revoked by you pursuant to its terms), subject to reduction for withholding and other taxes.

     3. Subject to the Release becoming effective as above, VITEX will accelerate the vesting of all of the options to acquire common stock of VITEX granted to you by VITEX under the V.I. Technologies, Inc. 1995 Equity Incentive Plan (formerly the Melville Biologics, Inc. 1995 Equity Incentive Plan) (the "Plan") so that all such options will be fully vested on June 30, 1998 -- which would bring your total common shares of VITEX subject to such options to 55,457 shares of common stock of VITEX (the "Options"). The Options granted to you on January 8, 1998 for 8,945 shares of VITEX common stock which is an Incentive Stock Option will be converted into an Incentive Stock Option covering 4,240 shares and a Non-Qualified Option covering 4,705 shares. Notwithstanding the provisions of the Options and the Plan, the Options will terminate effective August 15, 1999, except that Incentive Stock Options which are included in the Options will be converted to Non-Qualified Options if they are not exercised within three months from the date your employment by VITEX ends (September 30, 1998). You must execute the Amendment Agreement which is attached hereto as Exhibit B to permit these changes and deliver such Amendment Agreement at the time you execute this Letter Agreement.
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Ms. Joanne Leonard
June 24, 1998
Page 2

     4. You will be provided with normal medical, dental and insurance benefits, as currently provided to you by VITEX, until December 31, 1998 or earlier if terminated by you.

     5. In addition, you will be paid $22,000 for vacation accrued through June 30, 1998. You will also be reimbursed for all expenses incurred by you on behalf of VITEX prior to June 30, 1998 in accordance with VITEX's policies.

     6. VITEX represents that it does not have knowledge of any facts or circumstances pursuant to which it could bring any claim, demand or cause of action against you and does not have knowledge of any facts or circumstances that reasonably would cause VITEX to investigate whether it could bring any claim, demand or cause of action against you.

     7. VITEX agrees that in the event a director, officer or human resources manager of VITEX receives an inquiry from any individual concerning your departure from VITEX, the following statement, or words substantially similar to the following statement, shall be used in response:

               "Ms. Leonard served as Vice President of Finance, Chief Financial Officer and Treasurer of VITEX from August 1995 until her resignation on June 30, 1998. Over that period, VITEX made considerable progress financially and concluded an initial public offering of its common stock which was consummated on June 15, 1998. Ms. Leonard elected to voluntarily terminate her employment with VITEX when the I.P.O. was completed to pursue another career opportunity."

     You understand and acknowledge that VITEX has numerous employees and agents and that with respect to all such employees and agents other than directors, officers or human resources personnel, VITEX's only commitments of contractual significance contained in this paragraph 7 are to insert a memorandum in your personnel record containing said statement and to do nothing in bad faith to induce other employees or agents of VITEX not to use that statement in response to an inquiry.

     VITEX may withdraw and terminate this Letter Agreement at any time prior to your acceptance thereof which shall be evidenced only by returning a copy of this Letter Agreement signed by you together with the Release and the Amendment Agreement each executed by you. This Letter Agreement shall be governed and construed in accordance with the laws of the State of New York. The provisions of paragraph 9 of the Release are incorporated herein by reference. This Letter Agreement replaces all prior correspondence to you from VITEX regarding your termination of employment by VITEX, including but not limited to the memorandum from John Barr to you dated December 23, 1997. You acknowledge that you have relied on the advice of
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Ms. Joanne Leonard
June 24, 1998
Page 3

your own legal counsel with respect to the matters set forth in this Letter Agreement, the Amendment Agreement and the Release.

                                    Sincerely,

                                    V.I. TECHNOLOGIES, INC.



                                    By:  /s/ John Barr
                                         -------------------------------------
                                         John Barr
                                         President and Chief Executive Officer

AGREED:   June 24, 1998


/s/  Joanne M. Leonard
----------------------
JOANNE M. LEONARD